Exhibit 99.1

Vir Biotechnology Provides Corporate Update and Reports
Fourth Quarter and Full Year 2023 Financial Results

– Prior data from the Phase 2 SOLSTICE trial in chronic hepatitis delta participants demonstrated that after only 12 weeks of combination therapy, 100% (6/6) of participants had HDV RNA less than the lower limit of quantification –

– Phase 2 SOLSTICE trial on track to complete enrollment ahead of schedule with initial data expected in the second quarter; greater than 90% of participants dosed –

– Prior Phase 2 MARCH Part B chronic hepatitis B data demonstrated that tobevibart may play an important role in achieving a functional cure; 48-week end of treatment data readout on track for the fourth quarter –

– $1.63 billion in cash, cash equivalents and investments as of December 31, 2023 –

– Conference call scheduled for February 22, 2024 at 1:30 p.m. PT / 4:30 p.m. ET –

SAN FRANCISCO, February 22, 2024 – Vir Biotechnology, Inc. (Nasdaq: VIR) today provided a corporate update and reported financial results for the fourth quarter and full year ended December 31, 2023.

“Vir is poised to have a transformational year, with catalysts expected in the second and fourth quarters, which build off last year’s clinical trial progress in our chronic hepatitis delta and B programs. We believe these data readouts, notably the SOLSTICE delta update in the second quarter, hold tremendous promise for patients as we work towards solutions for these deadly diseases,” said Marianne De Backer, M.Sc., Ph.D., MBA, Vir’s Chief Executive Officer. “Our financial strength allows us to fund multiple clinical programs through major inflection points while enabling the flexibility to invest in external innovation opportunities.”

Pipeline Programs

Chronic Hepatitis Delta (CHD)
•The Company presented initial SOLSTICE data from a small subset of participants in a late-breaker presentation at the American Association for the Study of Liver Diseases (AASLD) The Liver Meeting in November 2023.
◦After 12 weeks of combination treatment with tobevibart and elebsiran, 5 out of 6 participants achieved undetectable HDV RNA and 6 out of 6 were below the lower limit of quantification.
•The SOLSTICE trial is ongoing with enrollment currently ahead of schedule for completion in the first quarter of 2024 due to the high level of physician and patient interest. This portion of the SOLSTICE trial is investigating the combination of tobevibart and elebsiran given every 4 weeks in one cohort, and tobevibart monotherapy given every 2 weeks in another cohort. Of the 30 participants anticipated to be enrolled in each cohort, approximately 44% have compensated cirrhosis.
•The Company expects to report data on a subset of participants in the second quarter: 12-week treatment data for 15 participants per regimen as well as 24-week data for 10 participants per regimen. Complete 24-week treatment data for 30 participants per regimen is expected in the fourth quarter of 2024.

Chronic Hepatitis B (CHB)
•The Company presented new MARCH Part B data at AASLD The Liver Meeting in November 2023.
◦The data demonstrated an approximately three-fold higher response rate when adding tobevibart to a regimen of elebsiran with or without peginterferon after 24 weeks of treatment (15.0% for tobevibart + elebsiran + peginterferon alpha and 14.3% for tobevibart + elebsiran).
•The MARCH Part B trial is ongoing with 48-week end of treatment data expected in the fourth quarter of 2024.
•The Phase 2 PREVAIL platform trial and its THRIVE/STRIVE sub-protocols are ongoing. The platform is evaluating combinations of tobevibart, elebsiran and/or peginterferon alpha in two CHB patient populations with the potential to evaluate other populations in the future. Initial data from this platform trial is expected in the first half of 2025.

Human Immunodeficiency Virus (HIV)
•The Phase 1 trial of VIR-1388, an investigational novel T cell vaccine for the prevention of HIV, remains ongoing with initial immunogenicity data expected in the second half of 2024.
◦The trial is supported by the National Institute of Allergy and Infectious Diseases, part of the National Institutes of Health, and the Bill & Melinda Gates Foundation, and is being conducted by the HIV Vaccine Trials Network.
◦In December, Nature Medicine recognized the Phase 1 trial of VIR-1388 as one of the “11 clinical trials that will shape medicine in 2024”.

COVID-19
•Later this year, the Company expects to file a health authority application to support a Phase 1 trial evaluating VIR-7229, a potential broadly neutralizing next-generation COVID antibody that has been AI-engineered to have increased potency, breadth and resistance to viral escape.
◦The development of VIR-7229 has been supported in whole or in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.

Influenza
•The full analysis of data from the Phase 2 PENINSULA trial is expected in the second quarter in a scientific publication.
•On February 21, 2024, the Company and GSK terminated their collaboration to research, develop and commercialize the Company’s monoclonal antibodies for the prevention, treatment, or prophylaxis of the influenza virus under the Definitive

Collaboration Agreement established in May 2021 to reflect that Vir retains sole rights to continue advancing its investigational therapies for influenza independently or with other partners.
•The Company is actively pursuing external partnership opportunities for its next-generation influenza A and B antibodies and Antibody Drug Conjugates (ADCs).

Preclinical Pipeline Candidates
•Vir is continuing to advance next-generation antibodies using its proprietary platform, which leverages dAIsYTM (data AI structure and antibody), an AI engine, allowing the Company to bring high-quality drug candidates to the clinic more efficiently.
•The Company expects the filing of multiple new INDs in the next 12-24 months, including:
◦VIR-2981, an investigational neuraminidase-targeting mAb against both influenza A and B viruses.
◦VIR-8190, an investigational mAb against respiratory syncytial virus (RSV) and human metapneumovirus.
◦VIR-1949, an investigational therapeutic T cell vaccine based on Vir’s human cytomegalovirus (HCMV) vector platform that is designed to treat precancerous lesions caused by the human papillomavirus.

Corporate Update
•In December of 2023, the Company announced strategic imperatives to focus its capital allocation on programs with the highest potential for patient impact and value creation, which include:
◦Closing R&D facilities in St. Louis, Missouri and Portland, Oregon in 2024. Research activities will continue at the Company’s sites in San Francisco, California and Bellinzona, Switzerland.
◦Eliminating approximately 12%, or 75 positions, including reductions from the Company’s discontinuation of its small molecule group which was initiated in the third quarter of 2023. The reductions will be substantially completed by the end of the first quarter of 2024.
◦Through these actions, the Company expects to reduce its cost structure by at least $40 million annually.
•On February 20, 2024, the Company announced that Executive Vice President and Chief Medical Officer, Phil Pang, M.D., Ph.D., has decided to step down to spend more time with his family. Dr. Pang’s last day will be March 31, 2024. The Company has initiated a search for a successor.

Fourth Quarter and Full Year 2023 Financial Results

Cash, Cash Equivalents and Investments: As of December 31, 2023, the Company had approximately $1.63 billion in cash, cash equivalents and investments. Cash, cash equivalents and investments declined by approximately $108 million during the fourth quarter of 2023.

Revenues: Total revenues for the quarter ended December 31, 2023 were $16.8 million compared to $49.4 million for the same period in 2022. Total revenues for the full year of 2023 were $86.2 million compared to $1.6 billion in 2022.

Revenues were comprised of the following components:

	Three Months Ended December 31,			Year Ended December 31,
	2023	2022	% Change	2023	2022	% Change
	(in millions)			(in millions)
Collaboration revenue	$8.9	$21.6	(58.8)%	$37.3	$1,505.5	(97.5)%
Contract revenue	0.7	0.2	>100.0%	2.2	52.7	(95.8)%
License revenue from a related party	—	—	—%	—	22.3	(100.0)%
Grant revenue	7.2	27.6	(73.9)%	46.7	35.3	32.3%
Total revenues	$16.8	$49.4	(66.0)%	$86.2	$1,615.8	(94.7)%
Note: Numbers may not add due to rounding.

•Collaboration revenue: The decrease in collaboration revenue for the fourth quarter and the full year of 2023 compared to the same periods in 2022 was driven by lower profit share from sales of sotrovimab under the Company’s 2020 GSK agreement.
•Contract revenue: Contract revenue for the fourth quarter of 2023 and 2022 was nominal. The decrease in contract revenue for the full year of 2023 compared to 2022 was primarily driven by the recognition of deferred revenue related to GSK’s selection of RSV in the third quarter of 2022 under the Company’s 2021 GSK agreement.
•License revenue from a related party: The decrease in license revenue for the full year of 2023 compared to 2022 was driven by certain revenues recognized under the collaboration with Brii Biosciences in the third quarter of 2022.
•Grant revenue: The decrease in grant revenue for the fourth quarter of 2023 compared to the same period in 2022 and the increase in grant revenue for the full year of 2023 compared to 2022 were primarily driven by the timing of revenue recognized under the Company’s grant with BARDA supporting the Company’s Phase 2 PENINSULA trial of VIR-2482.

Cost of Revenue: Cost of revenue for the fourth quarter of 2023 was nominal compared to $6.0 million for the same period in 2022. Cost of revenue for the full year of 2023 was $2.8 million compared to $146.3 million in 2022. The decreases were due to lower third-party royalties owed on the sales of sotrovimab.

Research and Development Expenses (R&D): R&D expenses for the fourth quarter of 2023 were $111.9 million, which included severance charges of $2.6 million and $16.5 million of non-cash stock-based compensation expense, compared to $155.2 million for the same period in 2022, which included $13.4 million of non-cash stock-based compensation expense. The decrease was primarily driven by the wind down of clinical studies involving VIR-2482 in the fourth quarter of 2023. R&D expenses for the full year of 2023 were $589.7 million, which included $62.7 million of non-cash stock-based compensation expense, compared to $474.6 million in 2022, which included $53.2 million of non-cash stock-based compensation expense. The increase was primarily driven by the Phase 2 PENINSULA trial of VIR-2482 and related manufacturing costs and, to a lesser extent, the advancement of our CHB and CHD clinical programs.

Selling, General and Administrative Expenses (SG&A): SG&A expenses for the fourth quarter of 2023 were $43.1 million, which included $1.9 million of severance charges and $11.8 million of non-cash stock-based compensation expense, compared to $38.7 million for the same period in 2022, which included $11.5 million of non-cash stock-based compensation expense. SG&A expenses for the full year of 2023 were $178.0 million, which included $48.6 million of non-cash stock-based compensation expense, compared to $161.8 million in 2022, which included $48.9 million of non-cash stock-based compensation expense. The increase for both the fourth quarter and full year were primarily driven by higher personnel-related costs.

Other Income (Loss): Other income for the fourth quarter of 2023 was $18.3 million compared to other loss of $(1.1) million for the same period in 2022. The increase was primarily due to higher foreign exchange loss incurred in the fourth quarter of 2022, partially offset by higher unrealized loss of equity investments in the same period of 2023. Other income for the full year of 2023 was $56.1 million compared to other loss of $(78.8) million in 2022. The increase was primarily due to higher unrealized loss of equity investments incurred in 2022 and higher interest income earned in 2023.

Benefit from (Provision for) Income Taxes: Benefit from income taxes for the fourth quarter of 2023 was $4.8 million compared to $50.0 million for the same period in 2022. Benefit from income taxes for the year of 2023 was $13.1 million compared to a provision for income taxes of $(238.4) million in 2022. The benefit from income taxes in the fourth quarter and the year of 2023 was primarily due to a pre-tax loss and our ability to carry back the R&D credit to 2022. The benefit from income taxes in the fourth quarter of 2022 was primarily due to the Company’s pre-tax loss. The swing from a provision for income taxes in 2022 to a benefit from income taxes in 2023 was due to the higher collaboration revenue from sotrovimab sales that resulted in pre-tax income in 2022.

Net (Loss) Income: Net loss attributable to Vir for the fourth quarter of 2023 was $(116.0) million, or $(0.86) per share, basic and diluted, compared to a net loss of $(101.6) million, or $(0.76) per share, basic and diluted, for the same period in 2022. Net loss attributable to Vir for the year of 2023 was $(615.1) million, or $(4.59) per share, basic and diluted, compared to a net income of $515.8 million, or $3.89 per share, basic and $3.83 per share, diluted, in 2022.

2024 Financial Guidance

Vir is providing full year 2024 guidance below (in millions):

GAAP combined R&D and SG&A expense range:	$650	to	$680

The following expenses are included in the GAAP combined R&D and SG&A expense range:
Stock-based compensation expense	$115	to	$105
Restructuring charges*	$35	to	$25
* Restructuring charges are primarily non-cash expenditures, related to the closing of two R&D sites previously announced on December 13, 2023.

Approximately three to four percent of the GAAP combined R&D and SG&A expense will be funded by grants. These grants are recognized as revenue.

The GAAP combined R&D and SG&A expense guidance does not include the effect of GAAP adjustments caused by events that may occur subsequent to the publication of this guidance, including, but not limited to, business development activities, litigation, in-process R&D impairments, and changes in the fair value of contingent considerations.

Conference Call
Vir will host a conference call to discuss the fourth quarter and full year results at 1:30 p.m. PT / 4:30 p.m. ET today. A live webcast will be available on https://investors.vir.bio/ and will be archived on www.vir.bio for 30 days.

About Tobevibart
Tobevibart is an investigational subcutaneously administered antibody designed to block entry of hepatitis B and hepatitis delta viruses into hepatocytes and to reduce the level of virions and subviral particles in the blood. Tobevibart, which incorporates Xencor’s Xtend™ and other Fc technologies, has been engineered to potentially function as a T cell vaccine against hepatitis B virus and hepatitis delta virus, as well as to have an extended half-life. Tobevibart was identified using Vir’s proprietary mAb discovery platform.

About Elebsiran
Elebsiran is an investigational subcutaneously administered hepatitis B virus-targeting small interfering ribonucleic acid (siRNA) that Vir believes has the potential to stimulate an effective immune response and have direct antiviral activity against hepatitis B virus and hepatitis delta virus. It is the first siRNA in the clinic to include Enhanced Stabilization Chemistry Plus (ESC+) technology to enhance stability and minimize off-target activity, which potentially could result in an increased therapeutic index. Elebsiran is the first asset in the Company’s collaboration with Alnylam Pharmaceuticals, Inc. to enter clinical trials.

About VIR-2482
VIR-2482 is an investigational hemagglutinin targeting, intramuscularly administered influenza A-neutralizing monoclonal antibody. In vitro, it has been shown to cover all major strains of influenza A that have arisen since the 1918 flu pandemic. VIR-2482 is designed as a prophylactic for influenza A. VIR-2482 incorporates Xencor’s Xtend™ and was identified using Vir’s proprietary mAb discovery platform.

The PENINSULA trial has been supported in whole or in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.

About VIR-2981
VIR-2981 is an investigational neuraminidase-targeting monoclonal antibody against influenza viruses. It targets a region of the neuraminidase protein that is highly conserved across influenza A and B strains and is designed to inhibit the influenza neuraminidase, a key viral protein that facilitates release of new viruses in infected individuals. Preclinical data demonstrate the antibody’s breadth and potency against all major strains of seasonal and pandemic influenza viruses and support the potential of this antibody in the prevention of influenza illness. VIR-2981 was identified using Vir’s proprietary mAb discovery platform.

About VIR-1388
VIR-1388 is a preclinical subcutaneously administered HIV T cell vaccine based the T cell-based viral vector platform and has been designed to elicit abundant T cells that recognize HIV epitopes with the goal of creating a safe and effective HIV vaccine.

About Sotrovimab
Sotrovimab is an investigational SARS-CoV-2 neutralizing monoclonal antibody that was developed in collaboration with GSK. The antibody binds to an epitope on SARS-CoV-2 shared with SARS-CoV-1 (the virus that causes SARS). Sotrovimab, which incorporates Xencor, Inc.’s Xtend™ technology, has been designed to achieve high concentration in the lungs to achieve optimal penetration into airway tissues affected by SARS-CoV-2 and to have an extended half-life. Sotrovimab was identified using Vir’s proprietary mAb discovery platform. Sotrovimab is currently not authorized in the US.

About VIR-7229
VIR-7229 is an investigational next generation COVID-19 monoclonal antibody with a distinct combination of potency, breadth and viral inescapability. VIR-7229 is designed as a prophylactic for COVID-19 and was identified using Vir’s proprietary mAb discovery platform. VIR-7229 incorporates Xencor, Inc.’s Xtend™ technology and is affinity matured using machine learning to increase its effectiveness in binding to SARS-CoV and SARS-CoV-2 variants.

The development of VIR-7229 has been supported in whole or in part with federal funds from the Department of Health and Human Services (HHS); Administration for Strategic Preparedness and Response (ASPR); Biomedical Advanced Research and Development Authority (BARDA), under Other Transaction Number: 75A50122C00081.

About VIR-8190
VIR-8190 is an investigational dual specificity monoclonal antibody that has the ability to potently neutralize both respiratory syncytial virus (RSV) and human metapneumovirus (hMPV) strains. RSV and HMPV are recognized as significant causes of lower respiratory tract disease in high-risk populations, including infants and immunocompromised individuals. VIR-8190 was identified using Vir’s proprietary mAb discovery platform.

About VIR-1949
VIR-1949 is an investigational therapeutic vaccine based the T cell-based viral vector platform that is designed to treat HPV-related high-grade squamous epithelial pre-cancer lesions (HSIL) and cancers. This vaccine uses HCMV as the vaccine vector. Based on preclinical data, HCMV vectors have the potential to induce high frequencies of antigen-specific, tissue-localizing effector memory T cells.

About Vir Biotechnology, Inc.
Vir Biotechnology, Inc. is an immunology company focused on powering the immune system to transform lives by treating and preventing infectious diseases and other serious conditions, including viral-associated diseases. Vir has assembled two technology platforms that are designed to modulate the immune system by exploiting critical observations of natural immune processes. Its current clinical development pipeline consists of product candidates targeting hepatitis delta and hepatitis B viruses and human immunodeficiency virus. Vir has several preclinical candidates in its pipeline, including those targeting influenza A and B, COVID-19,

RSV/MPV and HPV. Vir routinely posts information that may be important to investors on its website.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “plan,” “potential,” “aim,” “expect,” “anticipate,” “promising” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Vir’s expectations and assumptions as of the date of this press release. Forward-looking statements contained in this press release include, but are not limited to, statements regarding Vir’s strategy and plans; Vir’s cash balance; Vir’s financial guidance; Vir’s future financial and operating results and its expectations related thereto; potential of, and expectations for, Vir’s pipeline; Vir’s clinical and preclinical development programs, clinical trials, including the enrollment of Vir’s clinical trials, and the expected timing of data readouts and presentations; the potential benefits, safety, and efficacy of Vir’s investigational therapies; and risks and uncertainties associated with drug development and commercialization. Many important factors may cause differences between current expectations and actual results, including uncertainty as to whether the anticipated benefits of the BARDA collaboration can be achieved; unexpected safety or efficacy data or results observed during clinical trials or in data readouts; the timing and outcome of Vir’s planned interactions with regulatory authorities; difficulties in obtaining regulatory approval; uncertainty as to whether the anticipated benefits of Vir’s collaborations with other companies can be achieved; difficulties in collaborating with other companies; challenges in accessing manufacturing capacity; clinical site activation rates or clinical trial enrollment rates that are lower than expected; successful development and/or commercialization of alternative product candidates by Vir’s competitors; changes in expected or existing competition; delays in or disruptions to Vir’s business or clinical trials, Vir’s use of artificial intelligence and machine learning in its efforts to engineer next-generation proteins and in other research and development efforts; the timing and amount of actual expenses, including, without limitation, Vir’s anticipated combined GAAP R&D and SG&A expenses; geopolitical changes or other external factors; and unexpected litigation or other disputes. Drug development and commercialization involve a high degree of risk, and only a small number of research and development programs result in commercialization of a product. Results in early-stage clinical trials may not be indicative of full results or results from later-stage or larger-scale clinical trials and do not ensure regulatory approval. You should not place undue reliance on these statements or the scientific data presented. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Vir’s filings with the U.S. Securities and Exchange Commission, including the section titled “Risk Factors” contained therein. Except as required by law, Vir assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)
(unaudited)

	December 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$241,576	$848,631
Short-term investments	1,270,980	1,521,517
Restricted cash and cash equivalents, current	13,268	12,681
Equity investments	9,853	31,892
Prepaid expenses and other current assets	52,549	104,356
Total current assets	1,588,226	2,519,077
Intangible assets, net	22,565	32,755
Goodwill	16,937	16,937
Property and equipment, net	96,018	105,609
Operating right-of-use assets	71,182	82,557
Restricted cash and cash equivalents, noncurrent	6,448	6,656
Long-term investments	105,275	23,927
Other assets	12,409	14,570
TOTAL ASSETS	$1,919,060	$2,802,088
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$6,334	$6,422
Accrued and other liabilities	104,220	489,090
Deferred revenue, current	64,853	15,517
Total current liabilities	175,407	511,029
Deferred revenue, noncurrent	1,526	53,207
Operating lease liabilities, noncurrent	111,673	123,837
Contingent consideration, noncurrent	25,960	24,937
Other long-term liabilities	14,258	11,115
TOTAL LIABILITIES	328,824	724,125
Commitments and contingencies (Note 10)
STOCKHOLDERS’ EQUITY:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized as of December 31, 2023 and 2022, respectively; no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, $0.0001 par value; 300,000,000 shares authorized as of December 31, 2023 and 2022, respectively; 134,781,286 and 133,236,687 shares issued and outstanding as of December 31, 2023 and 2022, respectively	13	13
Additional paid-in capital	1,828,862	1,709,835
Accumulated other comprehensive loss	(815)	(9,122)
(Accumulated deficit) retained earnings	(237,824)	377,237
TOTAL STOCKHOLDERS’ EQUITY	1,590,236	2,077,963
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,919,060	$2,802,088

VIR BIOTECHNOLOGY, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Revenues:
Collaboration revenue	$8,858	$21,609	$37,266	$1,505,469
Contract revenue	744	180	2,228	52,714
License revenue from a related party	—	—	—	22,289
Grant revenue	7,185	27,621	46,686	35,325
Total revenues	16,787	49,410	86,180	1,615,797
Operating expenses:
Cost of revenue	798	5,996	2,765	146,319
Research and development	111,915	155,173	589,671	474,648
Selling, general and administrative	43,090	38,743	178,049	161,762
Total operating expenses	155,803	199,912	770,485	782,729
(Loss) income from operations	(139,016)	(150,502)	(684,305)	833,068
Other income (loss):
Change in fair value of equity investments	(992)	8,879	(21,888)	(111,140)
Interest income	20,736	16,172	86,990	28,092
Other (expense) income, net	(1,485)	(26,187)	(8,991)	4,260
Total other income (loss)	18,259	(1,136)	56,111	(78,788)
(Loss) income before benefit from (provision for) income taxes	(120,757)	(151,638)	(628,194)	754,280
Benefit from (provision for) income taxes	4,784	50,035	13,077	(238,443)
Net (loss) income	$(115,973)	$(101,603)	$(615,117)	$515,837
Net loss attributable to noncontrolling interest	$—	$—	$(56)	$—
Net (loss) income attributable to Vir	$(115,973)	$(101,603)	$(615,061)	$515,837
Net (loss) income per share attributable to Vir, basic	$(0.86)	$(0.76)	$(4.59)	$3.89
Net (loss) income per share attributable to Vir, diluted	$(0.86)	$(0.76)	$(4.59)	$3.83
Weighted-average shares outstanding, basic	134,608,811	133,154,960	134,130,924	132,606,767
Weighted-average shares outstanding, diluted	134,608,811	133,154,960	134,130,924	134,810,908

Contacts:

Media
Carly Scaduto
Senior Director, Media Relations
cscaduto@vir.bio
+1 314-368-5189

Investors
Richard Lepke
Senior Director, Investor Relations
rlepke@vir.bio
+1 978-973-9986